                                                                  EXHIBIT 10(vv)


                               SECOND AMENDMENT TO

               HASBRO, INC. 2003 STOCK INCENTIVE PERFORMANCE PLAN


       The Hasbro, Inc. 2003 Stock Incentive Performance Plan (the "2003 Plan"), as amended, is hereby further amended in the manner set forth below by this second amendment (the "Second Amendment"). The effective date for this Second Amendment is December 23, 2005.


       1. Section 8(a)(1) of the 2003 Plan is hereby deleted and replaced in its entirety with the following:

              "(1) Upon the occurrence of an event constituting a Change in Control, all Awards outstanding on such date shall become 100% vested and the then value of such Awards, less all applicable withholding taxes, shall be paid to the Participant in cash (or, in the case of Stock Options, SARs, Restricted Stock, Unrestricted Stock, Deferred Stock and any other Awards providing for equity in the Company, either in cash or in shares of Stock, or in any combination thereof, as may be determined by the Administrator in its sole and absolute discretion) as soon as may be practicable. Upon such payment, such Awards shall be cancelled."

       2.     A new Section 8(a)(3) is hereby added to the 2003 Plan as follows:

              "(3) In the event that the Administrator determines pursuant to
       Section 8(a)(1) above to pay Participants the value of an equity Award in shares of Stock, the number of shares of Stock to be paid to each Participant will be determined by taking the cash value which would have been paid if the Administrator had elected to pay in cash, computed in accordance with Section 8(a)(2) above, and dividing such value by the Payout Fair Market Value of the Stock. No fractional shares of Stock will be issued. The value of any fractional share amount will be paid to the Participant in cash."

       3. A definition entitled "Payout Fair Market Value" is hereby added to the 2003 Plan as follows:

              "Payout Fair Market Value": The average of the Fair Market Values of the Stock for the ten trading days immediately preceding the date on which the Change in Control shall have occurred."